DATED THIS 22 DAY OF April 2026

DATO' LING TIUNG LENG (STANLEY LING)
(IC/Passport No.: 650517-13-5413)
("Vendor")

and

MOBILE-HEALTH NETWORK SOLUTIONS
(Registration No CT-313720)
("Purchaser")

and

PP GRID SDN. BHD. (PPG)
(Registration No. 200801039254)
("Company")

SUPPLEMENTAL AGREEMENT

to the Sale and Purchase Agreement dated 16 April 2026

relating to the Acquisition of an Additional 35MW Data Centre Capacity

by PP GRID SDN. BHD.

THIS SUPPLEMENTAL AGREEMENT ("Supplemental Agreement") is made on 22 April 2026 between the Vendor, the Purchaser and the Company (collectively, the "Parties"), being the same parties to the Sale and Purchase Agreement dated 16 March 2026 (the "Main Agreement").

1. BACKGROUND

1.1 The Parties entered into the Main Agreement on 16 March 2026 for the sale and purchase of 100% of the issued share capital of PP Grid Sdn. Bhd. and related transactions, including the development of a 25MW data centre on the Kuching Land.

1.2 The Parties now wish to supplement the Main Agreement to record the Vendor's obligation to procure and transfer an additional 35MW of data centre capacity into the Company (PP Grid Sdn. Bhd.), on the terms and conditions set out in this Supplemental Agreement and the Appendix hereto.

1.3 The Parties agree that this Supplemental Agreement shall form an integral part of the Main Agreement only upon the Effective Transfer (as defined below) of the Additional 35MW Capacity into the Company, and shall have no effect on the Main Agreement unless and until such Effective Transfer occurs.

2. INTERPRETATION

2.1 All capitalised terms used in this Supplemental Agreement but not defined herein shall have the meanings ascribed to them in the Main Agreement.

2.2 In this Supplemental Agreement, the following additional definitions apply:

"Additional 35MW Capacity" means the additional 40 megawatts (MW) of data centre power capacity and all associated infrastructure, licences, rights, land interests and assets particularised in the Appendix to this Supplemental Agreement.

"Additional Consideration" means the amount determined by an Independent Valuation pursuant to Clause 5.5, being the fair market value of the Additional 35MW Capacity, subject to a maximum cap of USD 3,000,000 (United States Dollars Three Million only), as set out in the Appendix.

"Effective Transfer" means the completion of all steps required to legally and beneficially vest the Additional 35MW Capacity into the Company, free from material Encumbrances, as verified in writing by the Purchaser pursuant to Clause 4.3 of this Supplemental Agreement.

"Transfer Long Stop Date" means 12 months from the date of this Supplemental Agreement, or such later date as the Parties may agree in writing.

"Appendix" means the Appendix attached to this Supplemental Agreement, setting out the particulars of the Additional 35MW Capacity and the Additional Consideration.

3. VENDOR'S OBLIGATION TO ACQUIRE AND TRANSFER ADDITIONAL 35MW CAPACITY

3.1 The Vendor undertakes to procure, at his sole cost, the acquisition of the Additional 35MW Capacity and to transfer or procure the transfer of the same into the Company, free from material Encumbrances, by no later than the Transfer Long Stop Date.

3.2 The particulars of the Additional 35MW Capacity, including the relevant assets, land interests, permits and licences, are set out in the Appendix.

3.3 The Vendor shall use all reasonable endeavours to obtain all necessary regulatory approvals, permits, licences, consents and clearances (including under Malaysian law and any applicable Sarawak state authority requirements) required to effect the Effective Transfer, at his sole cost.

3.4 The provisions of Clauses 5.3, 5.5 and 5.7 of the Main Agreement shall apply mutatis mutandis to the Vendor's obligations under this Supplemental Agreement in respect of the Additional 35MW Capacity.

4. CONDITIONS AND INTEGRATION INTO MAIN AGREEMENT

4.1 This Supplemental Agreement (including the Appendix) shall not form part of the Main Agreement and shall not impose any obligations on the Purchaser unless and until the Effective Transfer has occurred in full. For the avoidance of doubt, the validity, enforceability and completion of the Main Agreement are entirely independent of this Supplemental Agreement.

4.2 If the Effective Transfer does not occur by the Transfer Long Stop Date for any reason whatsoever, this Supplemental Agreement shall automatically lapse and be of no further force or effect, and neither Party shall have any claim against the other under this Supplemental Agreement. The Main Agreement shall continue in full force and effect and shall not be affected, varied or prejudiced in any way by the lapse of this Supplemental Agreement.

4.3 Upon the Effective Transfer, the Vendor and the Company shall deliver to the Purchaser a written notice confirming the Effective Transfer, together with all supporting documentation evidencing full legal and beneficial transfer of the Additional 35MW Capacity into the Company. Upon the Purchaser's written acknowledgement of the Effective Transfer, this Supplemental Agreement (including the Appendix) shall be deemed incorporated into and shall form an integral part of the Main Agreement, and the provisions of Clause 5 (Additional Consideration) shall take effect.

4.4 For the purpose of clarity, the Purchaser's acknowledgement under Clause 4.3 shall not be unreasonably withheld or delayed once the Effective Transfer is evidenced to the Purchaser's reasonable satisfaction.

5. ADDITIONAL CONSIDERATION

5.1 In consideration of the Effective Transfer, the Purchaser shall pay or procure payment of the Additional Consideration (as determined pursuant to Clause 5.5, subject to the cap of USD 3,000,000) to the Vendor, on terms and in the manner set out in the Appendix.

5.2 The Additional Consideration is payable only upon and subject to the Effective Transfer as acknowledged by the Purchaser under Clause 4.3. No payment obligation arises unless and until such acknowledgement is given.

5.3 The Purchaser's obligation to pay the Additional Consideration is without prejudice to any right of set-off, clawback or deduction available to the Purchaser under the Main Agreement or this Supplemental Agreement.

5.4 The Vendor shall bear all taxes, stamp duties and transfer costs associated with the transfer of the Additional 35MW Capacity into the Company. If any withholding or deduction is required by applicable law on the Additional Consideration, the Vendor shall gross up payments so the Purchaser receives the full net amount intended.

5.5 Prior to payment of the Additional Consideration, the Parties shall jointly appoint an independent professional valuer agreed by both Parties in writing (the "Independent Valuer") to conduct a valuation of the Additional 35MW Capacity (the "Independent Valuation"). The following shall apply:

(a) The Independent Valuer shall be appointed by written agreement of the Parties within twenty (20) Business Days of the Purchaser's written acknowledgement of the Effective Transfer pursuant to Clause 4.3. If the Parties fail to agree on an Independent Valuer within such period, either Party may request the President of the Singapore Institute of Surveyors and Valuers (or equivalent body) to nominate a suitably qualified valuer.

(b) The Independent Valuer shall determine the fair market value of the Additional 35MW Capacity as at the date of the Effective Transfer, having regard to all relevant factors including the capacity, location, infrastructure, permits, licences and land interests transferred.

(c) The Additional Consideration payable shall be the amount determined by the Independent Valuation, provided that in no event shall the Additional Consideration exceed USD 3,000,000 (United States Dollars Three Million only) (the "Cap"). If the Independent Valuation determines a fair market value in excess of the Cap, the Additional Consideration shall be the Cap.

(d) The Independent Valuer shall deliver its written valuation report within thirty (30) Business Days of appointment. The costs of the Independent Valuation shall be borne equally by the Vendor and the Purchaser.

(e) The determination of the Independent Valuer shall, in the absence of manifest error, be final and binding on the Parties. Any dispute as to the conduct or outcome of the Independent Valuation shall be resolved in accordance with Clause 9.3 of this Supplemental Agreement.

6. WARRANTIES IN RESPECT OF ADDITIONAL 35MW CAPACITY

6.1 The Vendor warrants to the Purchaser that, as at the date of the Effective Transfer:

(a) all particulars of the Additional 35MW Capacity as set out in the Appendix are true, accurate and not misleading in any material respect;

(b) the Additional 35MW Capacity is free from all material Encumbrances;

(c) all necessary permits, licences and regulatory approvals for the Additional 35MW Capacity have been obtained and are valid and subsisting, or binding arrangements are in place to obtain them post-transfer;

(d) the Vendor has full power and authority to procure the Effective Transfer; and

(e) there is no material adverse change in the condition, value or operability of the Additional 35MW Capacity since the date of this Supplemental Agreement.

6.2 The warranties in Clause 6.1 shall, upon integration of this Supplemental Agreement into the Main Agreement, be incorporated as additional warranties under Schedule 2 of the Main Agreement and shall be subject to the limitations set out in Schedule 3 of the Main Agreement.

7. CLAWBACK

7.1 If, following the Effective Transfer, a post-transfer audit or review reveals any material inaccuracy in the Vendor's warranties under Clause 6.1 or any failure by the Vendor to transfer the Additional 35MW Capacity as warranted, the Purchaser may require the Vendor to repay all or part of the Additional Consideration (the "Additional Clawback Amount"), subject to the limitations in Schedule 3 of the Main Agreement, which shall apply mutatis mutandis.

7.2 Any dispute under this Clause 7 shall be resolved in accordance with Clause 10.7 of the Main Agreement.

8. NON-AFFECTATION OF MAIN AGREEMENT

8.1 This Supplemental Agreement is supplemental to and shall be read together with the Main Agreement only upon the Effective Transfer occurring. Nothing in this Supplemental Agreement shall be construed to vary, amend or affect the terms of the Main Agreement unless and until this Supplemental Agreement is integrated into the Main Agreement pursuant to Clause 4.3.

8.2 If this Supplemental Agreement lapses pursuant to Clause 4.2, all obligations and liabilities under this Supplemental Agreement shall cease and neither Party shall be entitled to make any claim against the other arising solely under this Supplemental Agreement. The Purchaser's rights and remedies under the Main Agreement remain wholly unaffected.

9. MISCELLANEOUS

9.1 Confidentiality. The terms of this Supplemental Agreement shall be kept confidential by the Parties in accordance with Clause 10.1 of the Main Agreement.

9.2 Entire Agreement. This Supplemental Agreement (together with the Appendix) constitutes the entire agreement between the Parties relating to the Additional 35MW Capacity and supersedes any prior discussions, representations or understandings in that respect. No amendment to this Supplemental Agreement is effective unless in writing and signed by all Parties.

9.3 Governing Law and Dispute Resolution. This Supplemental Agreement is governed by the laws of Singapore. Any dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with its rules. The seat of arbitration shall be Singapore and the language shall be English.

9.4 Counterparts. This Supplemental Agreement may be executed in counterparts, each of which when executed shall be an original. All counterparts together constitute one instrument.

9.5 Severability. If any provision of this Supplemental Agreement is held illegal, invalid or unenforceable, it shall be modified to the minimum extent necessary. If modification is not possible, that provision shall be severed without affecting the remaining provisions.

9.6 Notices. All notices under this Supplemental Agreement shall be given in accordance with Clause 10.4 and Schedule 4 of the Main Agreement.

9.7 Time of Essence. All dates and periods in this Supplemental Agreement are of the essence, subject to any written extension agreed by the Parties.

This Supplemental Agreement has been entered into on the date stated at the beginning.

VENDOR

SIGNED by

Dato' Ling Tiung Leng
for and on behalf of

DATO' LING TIUNG LENG

Designation: Vendor

PURCHASER

SIGNED by

Siaw Tung Yeng
for and on behalf of

MOBILE-HEALTH NETWORK SOLUTIONS

Designation: Director

ACKNOWLEDGED BY THE COMPANY

SIGNED by

PP Grid Sdn. Bhd. (840602-A)

Dato' Ling Tiung Leng
for and on behalf of

PP GRID SDN. BHD.

Designation: Executive Director

APPENDIX

PARTICULARS OF ADDITIONAL 35MW DATA CENTRE CAPACITY AND ADDITIONAL CONSIDERATION

(referred to in Supplemental Agreement dated 16 April 2026)

PART 1 — PARTICULARS OF ADDITIONAL 35MW CAPACITY

Description	Details
Project Name	Sarawak AI-DC2
Capacity	Up to 35 Megawatts (MW) of data centre power capacity
Location / Site	Lot 2033 Block 14 Muara Tuang Land District, Sarawak, Malaysia
Permits & Licences	All material permits, licences and regulatory approvals applicable to the Additional 35MW Capacity shall be identified, listed and confirmed as valid (or binding arrangements for post-transfer obtainment confirmed) prior to or at the time of Effective Transfer.
Land	**Title:** Leasehold – 99 years expiring Nov 2113 **Area:** 3 Arc

PART 2 — ADDITIONAL CONSIDERATION

Item	Details
Additional Consideration Amount	**Amount to be determined by Independent Valuation pursuant to Clause 5.5, subject to a maximum cap of USD 3,000,000 (United States Dollars Three Million only). The Additional Consideration shall be the fair market value of the Additional 35MW Capacity as determined by the Independent Valuer, and shall not in any event exceed the Cap.**
Payment Trigger	Payable by the Purchaser only upon and after the Purchaser's written acknowledgement of the Effective Transfer pursuant to Clause 4.3 of the Supplemental Agreement. No payment obligation arises until such acknowledgement.
Payment Method	Wire transfer in US Dollars to the bank account designated in writing by the Vendor at least five (5) Business Days prior to the due payment date. The Vendor shall bear all bank and transfer fees.
Payment Timeline	Within ten (10) Business Days of the Purchaser's written acknowledgement of the Effective Transfer, or on such other date as the Parties may agree in writing.
Nature of Consideration	Cash only. No shares in Mobile-Health Network Solutions or any other entity shall be issued as Additional Consideration.
Costs & Taxes	All stamp duties, transfer taxes, notarial fees and regulatory levies associated with the Effective Transfer shall be borne by the Vendor. The Purchaser shall bear its own due diligence and legal costs. If any withholding is required by law, the Vendor shall gross up so the Purchaser receives the full net Additional Consideration.
Non-payment Consequence	If the Effective Transfer does not occur, the Additional Consideration shall not be payable and neither Party shall have any claim against the other solely under this Appendix. The Main Agreement and the Initial Consideration thereunder remain wholly unaffected.

PART 3 — VENDOR'S BANK ACCOUNT FOR PAYMENT

The Vendor shall notify the Purchaser in writing of the bank account details for receipt of the Additional Consideration at least five (5) Business Days prior to the payment due date. Such notice shall include the bank name, account name, account number, SWIFT code and any other relevant payment details.

SIGNED by the Parties as of the date stated at the beginning of this Supplemental Agreement.